Exhibit 99.1

News Release

Lockheed Martin Announces Expiration of Exchange Offer

BETHESDA, Md., September 5, 2017 – Lockheed Martin [NYSE: LMT] today announced the expiration of its offer to exchange any and all of its outstanding debt securities listed in the table below (the “old notes”) for a new series of 4.09% notes due 2052 (the “new notes”) and an additional cash amount, if applicable (the “exchange offer”). The exchange offer, which commenced on August 7, 2017, expired at 12:00 midnight, New York City time, at the end of the day on September 1, 2017.

On September 7, 2017, Lockheed Martin expects to deliver an aggregate principal amount of approximately $1.58 billion of new notes and also will pay aggregate cash consideration of approximately $15.9 million for the old notes accepted for exchange, plus accrued and unpaid interest on such old notes and cash in lieu of fractional portions of new notes.

According to information provided by the exchange agent to Lockheed Martin, the table below identifies the aggregate principal amount of each series of old notes validly tendered and not validly withdrawn on or before the expiration date in the exchange offer.

CUSIP	Series	Aggregate Principal Amount Outstanding	Approximate Aggregate Principal Amount Tendered
539830AK5	8.50% Debentures due 12/01/2029	$194,701,000	$11,701,000
539830AD1	7.20% Debentures due 05/01/2036	$39,001,000	$7,000,000
539830AR0	6.15% Notes due 09/01/2036	$652,491,000	$98,688,000
539830AU3	5.50% Notes due 11/15/2039	$318,158,000	$121,792,000
539830AW9	5.72% Notes due 06/01/2040	$434,765,000	$83,867,000
539830AZ2	4.85% Notes due 09/15/2041	$600,000,000	$361,357,000
539830BL2	4.70% Notes due 05/15/2046	$2,000,000,000	$673,568,000
		Total	$1,357,973,000

The new notes will be issued only to holders of the old notes who have certified to Lockheed Martin in an eligibility letter as to certain matters, including (1) their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) outside the United States, their status as non-U.S. persons as defined in Regulation S under the Securities Act.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This news release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offer is being made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws that are based on Lockheed Martin’s current expectations and assumptions. The statements in this press release regarding the exchange offer, the terms and conditions thereof and other statements that are not historical facts are forward-looking. These statements are subject to risks and uncertainties.

The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, Lockheed Martin expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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